Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Clearmind Medicine Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common shares, no par value per share	(1)	Other	8,168,676	$1.11	$9,067,230.36	0.0001381	$1,252.19

Total Offering Amounts:							$9,067,230.36		1,252.19
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,252.19

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional common shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

Consists of an aggregate of 8,168,676 of the Registrant’s common shares, no par value per share, consisting of (i) 7,568,676 common shares issued or issuable upon the conversion of convertible promissory notes and (ii) 600,000 common shares issuable upon the exercise of pre-funded warrants. All 8,168,676 common shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-3.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high ($1.16) and low sale ($1.06) prices of the Registrant’s common shares on the Nasdaq Capital Market on February 12, 2026.

The Registrant will not receive any proceeds from the sale of its common shares by the selling shareholders.